Exhibit 10.3

[Date]

Private and Confidential

[Name and Address]

Dear [First name],

We are pleased to extend you an offer of employment with Alight Solutions LLC ("the Company"). We believe you will make a significant contribution to our company and we look forward to you joining us.

Start Date

Your start date will be [Start date].

About the Position

Your position will be a full time, exempt [Title] reporting to [Manager name], [Manager title]. Our headquarters is located at 4 Overlook Point, Lincolnshire, Illinois.

Compensation

Base Salary

Your annual salary of [Base] will be paid on a semi-monthly basis. You will be paid on the 15th and the last day of each month unless either falls on a weekend or holiday. In that case you will be paid on the last workday before the otherwise scheduled payday.

Bonus

You will be eligible to participate in the [Year] Variable Compensation Plan (referred to as “VCP” or “annual bonus program”). Your target bonus payout is [Target%] of your annual base salary. The Company has a pay for performance philosophy and expects differentiated rewards based on individual performance and contributions. The actual amount of your incentive payout will be determined based on the business results as well as your individual performance. The Plan rules governs eligibility and pro-rations.

Long Term Incentive Plan

You will also be eligible to participate in the Company’s Long-term Incentive Program (LTIP). Grants are typically made in the spring. All LTIP awards are subject to approval by the Company’s Board of Directors and your continued eligibility for participation in the program and your target award is determined annually by the Board, commensurate with your position and duties, as determined at the Board’s discretion.

Other benefits

As a senior level employee, you will not participate in the Company's formal vacation plan. Rather, you will be eligible to take paid time off at your discretion with the approval of your manager.

[name and date]

Exhibit 10.3

You will also be eligible to participate in the Company's comprehensive benefits plans administered through Alight Solutions benefits administration system. Upon hire, you will enroll for benefits via Worklife®. Be sure to use the helpful tools on Worklife® to make the most informed decisions.

As an Executive, you will also be offered an Executive Severance Agreement, enclosed with this letter.

Addition Information

Nothing in this letter is intended or should be construed as a contract or guarantee of indefinite employment. Your employment with the Company is not for a specified period of time and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. This letter supersedes any prior representation or agreements between you and the Company, whether written or oral.

Please note that this offer letter is not a guarantee that the job will not change or be reclassified over time but is a reflection of the status of the role at the time the offer is extended.

Your employment with the Company is contingent upon the successful completion of a background check. Information you provide will be utilized by our third-party background screening vendor to verify your social security number (in the U.S.), employment and academic history, and to conduct a criminal history search. Some roles may also require completion of a drug screen and/or a credit review. Your recruiter can further describe the background screening requirements for the position you have been offered. All required components must be completed prior to your start date.

The Company is also required by law to review and verify documents that establish proof of identity and your eligibility to work in the United States. We strongly recommend that you complete the two-step Form I-9 Employment Eligibility Verification prior to your start date. Refer to the Form I-9 Employment Eligibility Verification email you will receive from AlightHRCompliance@alight.com prior to your first day for a link and directions to complete both sections. You will be required to schedule an appointment at a Performance Assessment Network center to verify your identity (locations and instructions will be included in the “Alight Form I-9 Employment Eligibility Verification” email that will be sent to you.)

To protect the Company’s considerable investment in its confidential and trade secret information, people and clients, you will be required to execute a Confidentiality and Non-Solicitation Agreement (the “Agreement”) as a condition of your employment. The Agreement is enclosed with this letter. The Agreement generally provides that during and following the end of your employment you are prohibited, on behalf of yourself or a third party, from soliciting certain Company clients and prospective clients and/or providing services to those clients. Similarly, the Agreement provides that during and following the end of your employment you are prohibited from soliciting employees to leave the Company and that you will protect the Company’s confidential and trade secret information.

If you are currently employed, please follow the instructions in the attachment regarding your departure from your current employer.

During the first days of your employment with Alight Solutions you will take part in onboarding sessions that will acquaint you with our organization, client capabilities, and your benefits. You will find an invitation email in your Alight business mailbox.

Welcome! We are looking forward to working with you. If you need any help now or in the future, please feel free to reach to me at [contact info].

[name and date]

Exhibit 10.3

Sincerely,

[Name of Company Representative]

[Position Title]

Enc: Executive Severance Letter Agreement

[name and date]